UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2009

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 19, 2009, General Mills, Inc. ("we," "us" or "our") decided to exit certain underperforming products in its U.S. Retail segment to rationalize capacity for more profitable items. The products we are exiting generated approximately $35 million in net sales in fiscal 2009. As a result of our decisions, we recorded a $24.1 million non-cash restructuring, impairment and other exit charge against the related long-lived assets in the second quarter of fiscal 2010 ending November 29, 2009. There were no employees affected by these actions. We expect to recognize an additional $2.5 million of other exit costs related to these actions in future periods. We anticipate that these actions will be completed by the end of the second quarter of fiscal 2011.

The fiscal 2010 second quarter charge is consistent with our 2010 full-year earnings guidance, which includes an estimated $30 million in restructuring, impairment and other exit costs. We expect that our second quarter 2010 earnings per share will be no less than the current ThomsonReuters mean consensus estimate of $1.43, including this charge and before any impact from mark-to-market valuation of certain commodity positions.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. The words "expect," "anticipate" or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We caution you not to place undue reliance on any such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements. Our future results could be affected by a variety of factors, such as: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.

You should also consider the risk factors that we identify on pages 7 through 12 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, which could also affect our future results.

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

Item 2.06 Material Impairments.

The information contained in Item 2.05 of this report is incorporated by reference herein.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

November 24, 2009	By:	Richard O. Lund

Name: Richard O. Lund
Title: Vice President, Controller